Exhibit 2.5

FIRST AMENDMENT

TO

SECOND AMENDED AND RESTATED REPURCHASE AGREEMENT

(Two Step)

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED REPURCHASE AGREEMENT (Two Step), dated as of December 12, 2011 (this “Amendment”), is entered into by and between THE TORO COMPANY, a Delaware corporation (hereinafter, “Seller”), and RED IRON ACCEPTANCE, LLC, a Delaware limited liability company (“Red Iron”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Repurchase Agreement.

RECITALS

A.            Seller and Red Iron are parties to that certain Second Amended and Restated Repurchase Agreement (Two Step), entered into as of October 29, 2010 (as amended and modified from time to time, the “Repurchase Agreement”).

B.            The parties hereto have agreed to amend the Repurchase Agreement as provided herein.

NOW THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENT

1.             Amendments.

(a)           Seller’s Repurchase of Inventory Sold by Seller or its Affiliates Directly to a Dealer or Distributor.  Section 3(a) of the Repurchase Agreement is amended by deleting the first sentence thereof and inserting the following in lieu thereof:

Subject to Section 4, if Red Iron shall repossess or come into possession of any Inventory, or any part thereof, covered by any Dealer Invoice or Distributor Invoice, Seller agrees to repurchase such Inventory from Red Iron in a condition that is new and unused, subject to normal wear and tear resulting from display or demonstration, or in the case of an item of Inventory that is “Dealer/Distributor Demo/Rental Inventory”, as defined in the following sentence, in any condition, and in either case, wherever located.  For the purposes the preceding sentence “Dealer/Distributor Demo/Rental Inventory” means Inventory covered by a Dealer Invoice or Distributor Invoice which indicates (either by a terms code or other means) that such Inventory is eligible to be used by a Dealer or Distributor for rental or extended demonstration purposes.

(b)           Seller’s Repurchase of Inventory Sold by a Distributor to a Dealer.  Section 3(b) of the Repurchase Agreement is amended by deleting the first sentence thereof and inserting the following in lieu thereof:

Subject to Section 4, if Red Iron shall repossess or come into possession of any Inventory, or any part thereof, covered by any Distributor to Dealer Invoice, and Distributor fails to repurchase such Inventory from Red Iron within thirty (30) days of Red Iron’s demand therefor, Seller agrees to repurchase such Inventory from Red Iron in a condition that is new and unused, subject to normal wear and tear resulting from display or demonstration, or in the case of an item of Inventory that is “Distributor to Dealer Demo/Rental Inventory”, as defined in the following sentence, in any condition, and in either case, wherever located.  For the purposes the preceding sentence “Distributor to Dealer Demo/Rental Inventory” means Inventory covered by a Distributor to Dealer Invoice which indicates (either by a terms code or other means) that such Inventory is eligible to be used by a Dealer for rental or extended demonstration purposes.

2.             Confirmation of the Repurchase Agreement.  Except as amended herein, the Repurchase Agreement is hereby ratified and confirmed in all respects and all the terms, provisions and conditions thereof shall be and remain in full force and effect, and the terms, provisions and conditions of this Amendment shall be deemed to be part of the Repurchase Agreement.

3.             Governing Law.  This Amendment shall be subject to and governed by the laws of the state of Illinois, without regard to conflicts of law principles.

4.             Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Amendment may be executed by facsimile signature or electronic transmission, as directed by Red Iron.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

The Toro Company		Red Iron Acceptance, LLC
Seller

By:	/s/ Thomas J. Larson	By:	/s/ Tom Evans
Print Name:	Thomas J. Larson	Print Name:	Tom Evans
Title:	Vice President Treasurer	Title:	General Manager